SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT (this “Agreement”) is made as of the 9th day of February, 2009 by and between RODMAN & RENSHAW CAPITAL GROUP, INC., a Delaware corporation (the "Company") having a principal place of business at 1251 Avenue of the Americas, New York, New York 10020 and MICHAEL LACOVARA, residing at 33 Sherwood Avenue, Greenwich, Connecticut 06831 ("ML").

     WHEREAS, ML is a member of the Board of Directors of the Company (the “Board”); and

     WHEREAS, ML and the Company are parties to an Employment Agreement dated as of August 9, 2007 (the “Employment Agreement”); and

     WHEREAS, ML and the Company have agreed to settle all matters relating to the cessation of ML’s employment with the Company and service as a member of the Board.

     NOW, THEREFORE, the parties agree as follows:

     1. Board Resignation. ML hereby resigns as a member of the Board and as an officer and director, as applicable, of the Company and all entities affiliated with the Company, effective immediately.

     2. Termination of Employment Agreement.

          (a) Except as set forth in subsection (b) of this Section 2, the Employment Agreement is hereby terminated as of the date hereof (the “Termination Date”) and ML’s employment with the Company shall terminate as of the date hereof.

          (b) The following provisions of the Employment Agreement shall continue in full force and effect as set forth therein:

          (i) Section 7;

               (ii) Section 9; and

               (iii) Sections 10(b), (c), (d), (e) and (f); provided, however, nothing contained in Section 10(c) of the Employment Agreement shall preclude ML from, directly or indirectly, hiring or soliciting, or causing others to hire or solicit his executive assistant, Brie St. Laurent.

     3. Termination Payment. In accordance with the terms of Section 8(a)(iii) of the Employment Agreement, the Company shall pay ML the sum of $475,000, less any applicable federal, state and local withholding taxes, within five (5) business days of the execution and delivery of this Agreement.

     4. Continuation of Healthcare Coverage. The Company will make available to ML, pursuant to the continuation of coverage provisions described in Section 4980B of the Internal Revenue Code and Sections 601 through 625 of ERISA (the “Continuation Coverage”), the healthcare coverage that is currently provided to ML. ML shall contribute to the payment therefor the same monthly amount which was being withheld from his salary prior to termination of the Employment Agreement. Notwithstanding the foregoing, the Company’s obligation to contribute to the cost of the Continuation Coverage shall terminate upon the earliest of (i) December 31, 2009, (ii) the date on which ML is eligible to participate in the healthcare coverage available to him as a result of obtaining new employment, or (iii) the date on which ML otherwise elects to discontinue the Continuation Coverage.

     5. Expense Reimbursement. Within ten (10) business days of the date hereof, ML shall submit a final business expense reimbursement report to the chief financial officer of the Company setting forth in reasonable detail all unreimbursed business-related expenses incurred by him through the date hereof together with the appropriate receipts, bills and statements in support thereof. Within ten (10) calendar days of its receipt of such report, the Company shall issue a check payable to ML in an amount equal to the total unreimbursed business expenses set forth on such report; provided, however, the Company may deduct any amounts it reasonably believe do not constitute legitimate reimbursable business expenses.

     6. No Other Amounts Due. Except as provided in Sections 3, 4, 5 and 7 hereof, and a bonus payment of $400,000 for the second half of calendar year 2008, which will be paid within five (5) business days of the execution and delivery of this Agreement, less any applicable federal, state and local withholding taxes, ML affirms that he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, vacation pay and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, vacation pay and/or benefits are due to ML.

     7. Restricted Stock Units and Stock Options.

          (a) Upon execution and delivery of this Agreement:

               (i) All 879,605 restricted stock units of the Company previously granted to ML shall immediately vest and shall be subject to the settlement provisions of the respective grant agreements.

               (ii) All stock options previously granted by the Company to ML shall immediately vest and be exercisable in full in accordance with the terms of the Stock Option Agreement dated October 16, 2007.

               (iii) ML acknowledges and agrees that other than the restricted stock units and stock options referenced in Section 7(a)(i) and 7(a)(ii) above, he is not entitled to any other equity compensation from the Company.

     8. Cooperation. ML agrees, upon request by the Company, to cooperate with the Company with regard to any matter in which he was involved on behalf of the Company during his employment.

     9. Rights and Remedies Upon Breach. If ML or the Company breaches or threatens to commit a breach of any of the provisions of (i) this Agreement or (ii) those provisions set forth in Section 10(b) – (d) of the Employment Agreement that survive its termination (as set forth in Section 2(b) hereof), the Company or ML shall, in addition to, and not in lieu of, any other rights and remedies available to it under law or in equity, have the right and remedy to have such provisions specifically enforced by any court of competent jurisdiction (without the requirement to post a bond), it being agreed that any breach or threatened breach of any such provision would cause irreparable injury to the Company or ML and that money damages would not provide an adequate remedy to the Company or ML.

     10. Miscellaneous.

           (a) Integration; Amendment. This Agreement and such other documents as are referred to herein, constitute the entire agreement between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.

           (b) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

      (c) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

      (d) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

      (e) Burden and Benefit; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns. The rights and obligations of either party hereunder shall not be assignable except with the prior written consent of the other party.

      (f) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of New York. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

     (g) Jurisdiction. Except as otherwise provided for herein, each of the parties: (i) submits to the exclusive jurisdiction of any state or federal court sitting in New York County in any action or proceeding arising out of or relating to this Agreement; (ii) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court; (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court; and (iv) waives any right such party may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 10(h). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

     (h) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally, mailed through the United States Postal Service by registered or certified mail (return receipt requested), postage prepaid, or delivered by nationally recognized overnight courier service to the parties at their respective addresses as set forth on the first page of this Agreement (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof), or to any other address or addresses as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this subsection 10(h) for the service of notices.

      Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was delivered, if delivered personally or by overnight courier service; otherwise, on the third business day after it is mailed in the manner provided above.

           (i) Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

           (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     11. ML HEREBY ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THE COMPANY TO SEEK INDEPENDENT LEGAL ADVICE WITH REGARD TO THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be duly executed and delivered on the 9th day of February, 2009.

RODMAN & RENSHAW CAPITAL GROUP, INC.

By: /s/ Edward Rubin___________________
Name: Edward Rubin
Title: President

/s/ Michael Lacovara____________________
MICHAEL LACOVARA